KENAN TRANSPORT COMPANY TO BE ACQUIRED BY

                         ADVANTAGE MANAGEMENT GROUP IN A

                               TRANSACTION LED BY

                          STERLING INVESTMENT PARTNERS

                           AND RFE INVESTMENT PARTNERS

Chapel Hill, North Carolina, January 26, 2001 - Kenan Transport Company (NASDAQ:
KTCO) and Advantage Management Group today announced that they have entered into a merger agreement under which Advantage would acquire Kenan for $35 per share in cash. Following the transaction, Kenan and Advantage will be owned by a new company to be called The Kenan Advantage Group, Inc., which will be the nation's leading provider of transportation and logistics services to the petroleum industry.

Kenan's two largest shareholders, which are trusts for the benefit of certain family members of Kenan's deceased founder, Frank H. Kenan, have entered into agreements with Advantage to vote their shares in favor of the merger. In addition, certain of Kenan's directors and officers have also agreed to vote their shares in favor of the merger. Collectively, these shareholders own over 55% of Kenan's outstanding shares.

Advantage contemplates financing the acquisition through expanded senior debt facilities from CIBC World Markets, additional subordinated debt from Rice Sangalis Toole and Wilson and Massachusetts Mutual Insurance Company and additional equity from Advantage's primary equity sponsors, Sterling Investment Partners, L.P., of Westport, Connecticut, and RFE Investment Partners, of New Canaan, Connecticut, as well as Massachusetts Mutual Life Insurance Company, Aetna Life Insurance Company and Rice Sangalis Toole and Wilson. Advantage has obtained commitment letters for all such financing.

The transaction is conditioned upon, among other things, the approval of Kenan's shareholders and the expiration of certain regulatory waiting periods. Subject to these conditions, the transaction is expected to close in the second quarter of this year.

The transaction was approved by Kenan's board of directors after careful consideration of the company's strategic opportunities. The board's approval was based upon the unanimous recommendation of a special committee of the board formed to consider strategic opportunities involving the sale of the company. First Union Securities, Inc. served as the financial advisor to the special committee.

Following the merger, Lee P. Shaffer, Kenan's current President and Chief Executive Officer, will serve as the Chairman of Kenan Advantage Group, and Dennis A. Nash, President and Chief Executive Officer of Advantage, will serve as the President and Chief Executive Officer of Kenan Advantage Group. The new company will leverage the regional strengths of Kenan in the South and Southeast with the regional strengths of Advantage in the Northern Midwest to provide enhanced transportation and logistics services to the petroleum, propane gas and chemical industries.

"This transaction will provide significant value to our shareholders," said Lee Shaffer, Kenan's President and CEO. "We also believe that the combination of Kenan and Advantage will benefit our respective customers through the creation of an unparalleled network of facilities across the United States."

"We are extremely excited about the expanded capabilities and synergies our complementary networks and regional strengths will provide our customers and employees," said Dennis Nash, President and CEO of Advantage.

Doug Newhouse of Sterling Investment Partners commented, "We are looking forward to merging the great franchises of Kenan and Advantage and combining the talented management teams of these two companies." Jim Parsons from RFE Investment Partners added, "We are excited about the many growth opportunities available to this combined company with its unified capacity to serve the petroleum industry."

About Kenan Transport Company

Kenan is engaged in the transportation of bulk commodities, primarily serving the petroleum, propane gas and chemical industries. Kenan's headquarters are in Chapel Hill, North Carolina.

About Advantage Group

Advantage Management Group, Inc. is a leading provider of transportation and logistics services to the petroleum and chemical industries. Advantage is based in Canton, Ohio.

Inquiries

Kenan Transport Company

Lee P. Shaffer, Chief Executive Officer                  (919) 967-8221

Advantage Management Group

Carl Young, Chief Financial Officer                      (330) 491-0474

Sterling Investment Partners, L.P.
Douglas L. Newhouse                                      (203) 226-8711

RFE Investment Partners

James A. Parsons                                         (203) 966-2800

Forward-Looking Statements

Certain of the statements in this press release are forward-looking statements, which involve risks and uncertainties. In particular, the merger described in this press release is subject to a number of conditions, including the expiration of certain regulatory waiting periods. In addition, although not a condition to completing the merger, the ability of Advantage Management Group to consummate the merger described in this press release is subject to full funding under the financing commitments obtained by it in connection with this transaction.